Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2018 REVENUES

OF $112.4 MILLION, PRE-TAX INCOME OF $56.1 MILLION AND

DILUTED EPS OF $1.21

Company Announces 21% Increase in Regular Quarterly Dividend to $0.51 per Share,

up from $0.42

Fourth Quarter Financial Highlights*

•	Revenues of $112.4 million, up 14.1%

•	Diluted EPS of $1.21, up 37.5%

•	Trading volume of $442.3 billion, up 24.4%

•	Record Open Trading™ volume of $117.5 billion, up 96.5%

•	Record estimated U.S. high-grade market share of 19.3%, up from 17.6%, and U.S. high-yield market share of 10.9%, up from 6.3%

*	All comparisons versus fourth quarter 2017.

Full Year 2018 Financial Highlights**

•	Record revenues of $435.6 million, up 10.7%

•	Record diluted EPS of $4.57, up 17.5%

•	Record total trading volume of $1.7 trillion, up 17.5%

•	Record Open Trading™ volume of $376.5 billion, up 62.6%

•	Record estimated U.S. high-grade market share of 18.1%, up from 16.9%

**	All comparisons versus full year 2017.

NEW YORK, January 30, 2019 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended December 31, 2018.

“The fourth quarter was one of our best quarters ever for year over year market share gains, as well as volume growth in Open Trading™.” said Rick McVey, Chairman and CEO of MarketAxess. “The liquidity pool provided by Open Trading was increasingly valuable as credit spreads widened, leading to record estimated transaction cost savings for our clients of $57 million for the quarter. I am very happy to welcome Chris Concannon to MarketAxess as our President and COO to kick off the new year.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2018 increased 14.1% to $112.4 million, compared to $98.6 million for the fourth quarter of 2017. Operating income was $54.0 million, compared to $48.8 million for the fourth quarter of 2017, an increase of 10.5%. Operating margin was 48.0%, compared to 49.6% for the fourth quarter of 2017. Net income totaled $45.8 million, or $1.21 per share on a diluted basis, compared to $33.5 million, or $0.88 per share, for the fourth quarter of 2017.

Commission revenue for the fourth quarter of 2018 increased 15.3% to $101.4 million, compared to $88.0 million for the fourth quarter of 2017. Variable transaction fees increased 17.0% to $76.6 million on total trading volume of $442.3 billion for the fourth quarter of 2018, compared to variable transaction fees of $65.4 million on total trading volume of $355.6 billion for the fourth quarter of 2017. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 19.3% for the fourth quarter of 2018, compared to an estimated 17.6% for the fourth quarter of 2017.

All other revenue increased 4.0% to $11.0 million, compared to $10.6 million for the fourth quarter of 2017, principally due to higher information services revenue of $0.3 million and post-trade services revenue of $0.2 million.

Total expenses for the fourth quarter of 2018 increased 17.6% to $58.5 million, compared to $49.7 million for the fourth quarter of 2017. The increase in total expenses was largely due to higher employee compensation and benefit costs of $3.6 million, occupancy costs of $2.3 million, technology and communication costs of $0.8 million, clearing costs of $0.8 million and depreciation and amortization of $0.6 million. Occupancy costs in the fourth quarter of 2018 include duplicate expense recognized during the build-out phase of the Company’s new corporate offices in New York. The duplicate expense had the effect of increasing total expenses by $2.1 million and reducing diluted EPS by $0.05.

Other income increased to $2.1 million in the fourth quarter of 2018 from $0.5 million in the fourth quarter of 2017 due to a $0.9 million increase in investment income as a result of higher investment balances and an increase in interest rates.

The effective tax rate for the fourth quarter of 2018 was 18.3%, compared to 32.2% for the fourth quarter of 2017. The fourth quarter of 2018 income tax provision reflected $1.9 million of excess tax benefits related to share-based compensation awards. The fourth quarter of 2017 income tax provision includes a one-time tax charge totaling $11.7 million related to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law in December 2017, offset by excess tax benefits of $11.4 million related to a new share-based compensation accounting standard (ASU 2016-09) adopted as of January 1, 2017.

Full Year 2018 Results

Total revenues for the year ended December 31, 2018 increased 10.7% to a record $435.6 million, compared to $393.4 million for 2017. Operating income was a record $212.6 million, compared to $199.6 million for 2017, an increase of 6.5%. Operating margin was 48.8%, compared to 50.7% for 2017. Net income totaled $172.9 million, or $4.57 per share on a diluted basis, compared to $148.1 million, or $3.89 per share, for 2017.

Commission revenue for the year ended December 31, 2018 increased 10.0% to a record $390.8 million, compared to $355.3 million for 2017. Variable transaction fees increased 5.1% to $293.9 million on total trading volume of $1.7 trillion, compared to variable transaction fees of $279.8 million on total trading volume of $1.5 trillion for 2017. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 18.1%, compared to an estimated 16.9% for 2017.

All other revenue increased 17.3% to $44.7 million in 2018, compared to $38.1 million for 2017. The increase in all other revenue was principally due to higher post-trade services revenue of $4.3 million and information services revenue of $2.4 million.

Total expenses for the year ended December 31, 2018 increased 15.1% to $223.0 million, compared to $193.8 million for 2017. The increase in total expenses was principally due to higher occupancy costs of $8.1 million, employee compensation and benefits costs of $6.8 million, depreciation and amortization of $3.8 million, technology and communication costs of $3.8 million and marketing and advertising costs of $2.4 million. Occupancy costs in 2018 included duplicate expense recognized during the build-out phase of the Company’s new corporate offices in New York. The duplicate expense had the effect of increasing total expenses by $7.3 million and reducing diluted EPS by $0.15.

The effective tax rate for 2018 was 20.7%, compared to 26.6% for 2017. The 2018 income tax provision reflected $5.6 million of excess tax benefits related to share-based compensation awards. The 2017 income tax provision included $26.1 million of excess tax benefits related to share-based compensation awards offset by the one-time tax charge of $11.7 million related to the enactment of the Tax Act.

Dividend

The Company’s board of directors declared a 21% increase in the quarterly cash dividend to $0.51 per share of common stock outstanding, to be paid on February 27, 2019 to stockholders of record as of the close of business on February 13, 2019.

Share Repurchases

A total of 30,106 shares were repurchased in the fourth quarter of 2018 at a cost of $6.2 million. In January 2019, the Board of Directors authorized a new two-year share repurchase program for up to $100 million.    The Company expects the plan to commence in April 2019 following the expiration of the current plan.

Balance Sheet Data

As of December 31, 2018, total assets were $695.5 million and included $486.4 million in cash, cash equivalents and investments. Total stockholders’ equity as of December 31, 2018 was $607.9 million.

Guidance for 2019

For 2019, the Company is providing the following guidance:

•	Expenses are expected to be in the range of $244.0 million to $256.0 million.

•	Capital expenditures are expected to be in the range of $25.0 million to $30.0 million.

•	The Company’s overall effective tax rate is expected to be between 20.5% to 22.5%, including the estimated impact of excess tax benefits on share-based compensation awards.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results and useful for period-to-period comparison results. See the attached schedule at the end of this release for a reconciliation of GAAP to non-GAAP financial measures.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 30, 2019, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 4467811. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,500 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6017	+1-917-239-6726

Mary Sedarat

MarketAxess Holdings Inc.

+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$101,436	$87,975	$390,834	$355,282
Information services	7,057	6,793	28,227	25,806
Post-trade services	3,675	3,467	15,346	11,090
Other	276	325	1,158	1,244

Total revenues	112,444	98,560	435,565	393,422

Expenses
Employee compensation and benefits	27,802	24,225	109,117	102,313
Depreciation and amortization	5,848	5,208	23,080	19,274
Technology and communications	6,415	5,606	23,866	20,048
Professional and consulting fees	5,353	5,455	21,521	19,367
Occupancy	3,844	1,504	14,176	6,125
Marketing and advertising	3,534	3,005	12,114	9,762
Clearing costs	2,257	1,477	7,754	5,797
General and administrative	3,426	3,243	11,353	11,121

Total expenses	58,479	49,723	222,981	193,807

Operating income	53,965	48,837	212,584	199,615
Other income (expense)
Investment income	1,926	1,068	6,112	3,619
Other, net	175	(534)	(610)	(1,466)

Total other income	2,101	534	5,502	2,153

Income before income taxes	56,066	49,371	218,086	201,768
Provision for income taxes	10,235	15,898	45,234	53,679

Net income	$45,831	$33,473	$172,852	$148,089

Per Share Data:
Net income per common share
Basic	$1.24	$0.91	$4.68	$4.02
Diluted	$1.21	$0.88	$4.57	$3.89

Cash dividends declared per common share	$0.42	$0.33	$1.68	$1.32

Weighted-average common shares:
Basic	36,978	36,887	36,958	36,864
Diluted	37,845	37,943	37,855	38,038

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$37,089	$34,623	$144,642	$137,034
Other credit[1]	38,868	30,271	147,148	140,492
Liquid products[2]	593	531	2,146	2,277

Total transaction fees	76,550	65,425	293,936	279,803

Distribution Fees
U.S. high-grade	18,615	16,724	72,135	64,709
Other credit[1]	6,110	5,648	24,077	10,154
Liquid products[2,3]	161	178	686	616

Total distribution fees	24,886	22,550	96,898	75,479

Total commissions	$101,436	$87,975	$390,834	$355,282

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$161	$177	$161	$170
U.S. high-grade—floating-rate	70	73	87	65
Total U.S. high-grade	154	172	156	166
Other credit	208	213	201	242
Liquid products	41	42	40	43
Total	173	184	172	192

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	December 31, 2018	December 31, 2017
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$246,322	$167,014
Investments, at fair value	240,105	239,521
Accounts receivable, net	57,535	52,636
All other assets	151,577	122,061

Total assets	$695,539	$581,232

Liabilities and stockholders’ equity
Total liabilities	$87,661	$66,464
Total stockholders’ equity	607,878	514,768

Total liabilities and stockholders’ equity	$695,539	$581,232

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$45,831	$33,473	$172,852	$148,089
Add back:
Interest expense	—	—	—	—
Provision for income taxes	10,235	15,898	45,234	53,679
Depreciation and amortization	5,848	5,208	23,080	19,274

Earnings before interest, taxes, depreciation and amortization	$61,914	$54,579	$241,166	$221,042

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flow from operating activities	$70,105	$46,452	$223,917	$168,035
Less:
Net purchases (sales) of corporate debt trading investments	5,815	25,419	(856)	17,081
Purchases of furniture, equipment and leasehold improvements	(11,847)	(4,841)	(35,668)	(12,086)
Capitalization of software development costs	(2,754)	(3,377)	(11,925)	(13,471)

Free cash flow	$61,319	$63,653	$175,468	$159,559

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$223,737	$191,411	$867,518	$791,194
U.S. high-grade—floating-rate	16,915	9,815	60,654	33,839

Total U.S. high-grade	240,652	201,226	928,172	825,033
Other credit	187,274	141,857	731,888	579,912
Liquid products	14,345	12,543	53,479	53,383

Total	$442,271	$355,626	$1,713,539	$1,458,328

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$3,945	$3,246	$3,728	$3,300
Other credit	3,037	2,281	2,929	2,316
Liquid products	234	202	214	213

Total	$7,216	$5,729	$6,871	$5,829

Number of U.S. Trading Days [1]	61	62	249	250
Number of U.K. Trading Days [2]	64	63	253	252

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.